                             NEWS RELEASE

                      Northern Trust Corporation
                        50 South LaSalle Street
                        Chicago, Illinois  60675
                Contact: Laurie McMahon, Investor Relations
                         (312) 444-7811  or
                         Dianne Kotsogiannis, Public Relations
Release #01448           (312) 444-4281


FOR IMMEDIATE RELEASE
---------------------

NORTHERN TRUST CORPORATION REPORTS RECORD 1996 THIRD QUARTER EARNINGS OF $1.14 PER SHARE, UP 16%

(Chicago, October 15, 1996) Northern Trust Corporation reported record net income of $66.5 million for the third quarter, an increase of 14% from $58.1 million earned in the third quarter of last year. Net income per common share increased 16% to $1.14 from $.98 a year ago. This earnings performance resulted in a return on average common equity of 18.9%. For the first nine months of 1996, net income also reached a record level of $191.4 million, an increase of 19% from the $160.5 million earned in the comparable period of 1995.

     William A. Osborn, Chairman and Chief Executive Officer, said, "Northern's record earnings for the quarter reflect strong revenues and continued success in managing expenses. Year-to-year revenue growth of 11% continued its double digit pace, driven by strong growth in trust fees, net interest income and treasury management revenues. Northern achieved a record 158% productivity ratio in the quarter and produced an outstanding 18.9% return on equity. Trust assets under administration reached $723 billion, with $124 billion under management. Northern continues to invest aggressively in technology enhancements and in expanding our national network of offices providing personal trust and private banking services."

                     THIRD QUARTER PERFORMANCE HIGHLIGHTS

     Trust fees totaled $147.7 million in the quarter compared to $127.3 million last year, representing an increase of 16%. Trust fees now represent 49% of total taxable equivalent revenue and 76% of

                                    -more-
noninterest income. Total trust assets under administration at September 30, 1996 were $722.7 billion compared to $585.4 billion a year ago, an increase of 23%. Trust assets under management increased 28% to $124.3 billion, from $97.2 billion at September 30, 1995.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 21% and totaled $74.1 million compared to $61.4 million in the year-ago quarter. These revenues are derived from a full range of custody, investment and advisory services for the retirement and other asset pools of corporate and institutional clients worldwide. Fees generated by RCB International, Inc., an October 31, 1995 acquisition, accounted for $6.9 million of the trust fee growth. Excluding these revenues trust fees increased 9%. Compared to the prior year quarter, securities lending fees increased 45% to $12.2 million, driven by higher volumes of securities loaned as well as improved spreads earned on the investment of cash collateral. Since September 30, 1995, total C&IS trust assets under administration increased $122.9 billion to $641.9 billion at September 30, 1996, of which $77.1 billion is managed by Northern Trust. Included in the total for trust assets under administration is approximately $98 billion of global custody assets.

     During the quarter, Northern Trust was named preferred provider of master trust and domestic institutional custody services for current clients of First Chicago NBD Corporation as it exits that business, positioning Northern Trust well to pursue these relationships. To more effectively serve existing and new Michigan-based master trust and institutional custody clients, Northern Trust announced plans to open an office in Detroit, Michigan. The transition of those First Chicago NBD clients who select Northern Trust is expected to begin in the fourth quarter and be completed during the second quarter of 1997.

     C&IS trust fees in the third quarter were 21% higher than a year ago, but $2.3 million or 3% below this year's second quarter. The sequential quarter comparison was affected by the fact that a much higher proportion of new 1996 C&IS trust business was transitioned and began earning fees in the second quarter than in the third quarter. The second quarter also benefited from a number of other factors, including securities lending fees that were $2.0 million higher. Unusually strong demand for certain government and international equity securities, and a higher spread on securities lending cash collateral, contributed to second quarter securities lending revenues. Higher consulting revenues in the second quarter and non-recurring items also affected the sequential quarter comparison.

                                    -more-

     Trust fees from Personal Financial Services (PFS) in the quarter increased 12% and totaled $73.6 million compared to $65.9 million in the year-ago quarter, reflecting strong growth throughout Northern Trust's five-state office network. The increase in PFS trust fees resulted primarily from new business and favorable equity markets and represented a $1.3 million increase from the second quarter. During the quarter, newly constructed Illinois facilities in Winnetka and Chicago opened for business, enhancing Northern's service delivery to these existing markets. Total personal trust assets under administration increased $14.4 billion since September 30, 1995 and were $80.8 billion at September 30, 1996, $47.2 billion of which was under management.

     In August, Northern Trust Corporation entered into a definitive agreement to acquire Metroplex Bancshares, Inc., parent company of the $80 million asset Bent Tree National Bank in Dallas, Texas for approximately $14.6 million in cash. The agreement is subject to shareholder and various regulatory approvals and is expected to close in the fourth quarter of 1996. The acquisition will add a North Dallas location to Northern Trust's six existing Texas facilities.

     Other noninterest income totaled $46.6 million, up from $46.1 million in the third quarter of 1995. The principal items included in other noninterest income are foreign exchange trading profits and treasury management fees. Foreign exchange trading profits of $15.1 million were strong but fell short of the record $16.2 million realized in last year's third quarter. Foreign exchange trading profits are impacted by the level of cross-border investment activity of Master Trust/Custody clients and market volatility. Northern Trust's success in capturing custody-related foreign exchange, even in periods of lower volatility, has enabled it to meet competitive pressures on base custody fees. Fees from treasury management services were $13.9 million, up 12% from the comparable quarter last year. Total treasury management revenues from both fees and the computed value of compensating deposit balances increased 14% from the third quarter of 1995 to $21.8 million, reflecting new business resulting in growth in both paper and electronic-based products.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled a record $107.2 million, up 8% from the $98.9 million reported in the third quarter of last year. The increase in net interest income reflects higher levels of earning assets concentrated primarily in residential mortgages and

                                    -more-
commercial and industrial loans and growth in noninterest-related funds. The net interest margin improved to 2.26% from 2.21% reported in the year-ago quarter.

     Credit quality remains strong. Nonperforming assets totaled $37.7 million at September 30, 1996 compared to $40.5 million at June 30, 1996 and $35.4 million at September 30, 1995. Nonperforming loans of $33.3 million at quarter-end represent .31% of total loans and were covered 4.4 times by the $147.4 million reserve for credit losses. Third quarter net charge-offs, at .09% of average loans, totaled $2.5 million. The $2.5 million provision for credit losses, up from $2.0 million a year ago, was made in light of charge-offs in the commercial portfolio and maintained the reserve for credit losses at its prior year and June 30, 1996 levels.

     Noninterest expenses of $191.3 million were up $15.8 million or 9% from the third quarter of 1995. Operating expenses of the two businesses acquired in the second half of 1995 accounted for approximately $6.9 million of the increase over last year. Without these incremental costs, expense growth would have been 5%. The increase in noninterest expenses also reflects the support necessary for higher levels of trust new business, increased treasury management and global custody volumes, investments in technology and continuing PFS office expansion. These increases were partially offset by lower expenses related to pension settlement charges for retiring officers.

     Salaries and benefits, which represent 58% of total noninterest expenses, increased to $110.9 million from $104.4 million in the year-ago quarter. The principal items contributing to the change were merit increases, incentive compensation, and staff additions resulting from 1995 acquisitions and to support Northern Trust's growing trust activities. The incentive compensation expense increase reflects the impact of Northern's higher common stock price as well as new business development results. These increases were partially offset by cost savings from changes in several benefit plans effective January 1, 1996. Staff on a full-time equivalent basis at September 30, 1996 totaled 6,754, up 3% from 6,531 at the end of 1995.

                             BALANCE SHEET

     Balance sheet assets averaged $21.0 billion for the quarter, up 4% from last year's average of $20.1 billion, reflecting growth in loans and money market assets, partially offset by a decline in securities. Loans


                                    -more-
and leases averaged $10.5 billion for the quarter, an increase of $1.2 billion or 13%. Residential mortgages increased $.7 billion or 19% to average $4.4 billion for the quarter and now represent 41% of the total loan portfolio. Commercial and industrial loans averaged $3.4 billion during the quarter compared to $3.1 billion in the third quarter of 1995. The securities portfolio declined 6% to average $6.3 billion primarily due to a reduction in short-term federal agency securities. Money market assets increased 20% and averaged $2.1 billion during the third quarter. In late September, The Northern Trust Company issued $100 million of 7.30% Subordinated Notes due 2006. The Subordinated Notes qualify as Tier 2 capital for regulatory purposes and will thus support further growth of The Northern Trust Company.

     Common stockholders' equity averaged $1.37 billion, an increase of 12% from the third quarter of 1995. The increase primarily reflects growth in retained earnings and the conversion of Series E Preferred Stock in January, 1996, offset in part by the repurchase of common stock pursuant to the Corporation's 4 million share buyback program. During the quarter, the Corporation acquired 498,625 shares at a total cost of $31.8 million. An additional 617,920 shares remain to be purchased under this program.

                       NINE MONTH PERFORMANCE HIGHLIGHTS

     Net income increased 19% and totaled $191.4 million for the nine months ended September 30, 1996 compared with $160.5 million last year. Net income per common share increased 20%, to $3.25. Trust fees totaled $440.3 million, up 19% from $371.4 million last year. Treasury management revenues from both fees and the computed value of compensating deposit balances increased 11% to $64.3 million, while foreign exchange trading profits were essentially unchanged from last year's record performance. Net interest income, stated on a fully taxable equivalent basis, totaled $313.5 million, up 6% from the $294.5 million reported last year. The provision for credit losses increased $6.5 million to $11.5 million in 1996. Noninterest expenses were up 7% and totaled $566.9 million compared to $530.7 million a year ago. Excluding $23.1 million of operating expenses of the businesses acquired in 1995 and the $7.8 million reduction in FDIC insurance premiums, expense growth would have been 4%.

                                                                       Page 1
                           NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLION)
---------------------------------------------
                                                           THIRD QUARTER
                                                    ----------------------------
                                                      1996       1995  % Change
                                                    ----------------------------
Net Interest Income (Taxable Equivalent)            $107.2      $98.9     8.4%
Less: Taxable Equivalent Adjustment                    8.4        9.5   (11.0)
                                                    ------      -----   -----
Net Interest Income                                   98.8       89.4    10.5
Provision for Credit Losses                            2.5        2.0    25.0

Noninterest Income
     Trust Fees                                      147.7      127.3    16.1
     Treasury Management Fees                         13.9       12.5    12.3
     Foreign Exchange Trading Profits                 15.1       16.2    (6.9)
     Security Commissions & Trading Income             5.0        5.8   (13.2)
     Other Operating Income                           12.7       11.3    10.3
     Investment Security Transactions                 (0.1)       0.3     N/M
                                                    ------      -----   -----
Total Noninterest Income                             194.3      173.4    12.1

Noninterest Expenses
     Salaries                                         92.4       84.0    10.1
     Pension and Other Employee Benefits              18.5       20.4    (9.2)
     Occupancy Expense                                16.3       15.6     4.1
     Equipment Expense                                13.9       12.0    15.6
     Other Operating Expenses                         50.2       43.5    15.6
                                                    ------      -----   -----
Total Noninterest Expenses                           191.3      175.5     9.1

Income Before Income Taxes                            99.3       85.3    16.3
Provision for Income Taxes                            32.8       27.2    20.2
                                                    ------      -----   -----
NET INCOME                                           $66.5      $58.1    14.5%
                                                    ======      =====   =====

Net Income Per Common Share
     Primary                                         $1.14      $0.99    15.4%
     Fully Diluted                                    1.14       0.98    16.4

Return on Average Common Equity                      18.93%     18.11%
Average Common Equity                             $1,370.5   $1,225.4    11.8%
Return on Average Assets                              1.26%      1.14%

Common Dividend Declared per Share                   $0.31      $0.26    19.2%
Preferred Dividends (millions)                         1.2        2.1   (42.1)

Average Common Shares Outstanding (000s)
     Primary                                        57,269     56,686
     Fully Diluted                                  57,421     58,119


(N/M) Not Meaningful
  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

                                                                          Page 2
                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
---------------------------------------------

                                                            NINE MONTHS
                                                    ===========================
                                                     1996       1995  % Change*
                                                    ===========================
Net Interest Income (Taxable Equivalent)            $313.5     $294.5     6.5%
Less: Taxable Equivalent Adjustment                   25.8       28.6    (9.5)
                                                    ------     ------   -----
Net Interest Income                                  287.7      265.9     8.2
Provision for Credit Losses                           11.5        5.0   130.0

Noninterest Income
     Trust Fees                                      440.3      371.4    18.6
     Treasury Management Fees                         41.4       36.9    12.3
     Foreign Exchange Trading Profits                 42.7       43.0    (0.8)
     Security Commissions & Trading Income            17.7       16.9     5.1
     Other Operating Income                           34.8       34.8     N/M
     Investment Security Transactions                  0.3        0.5     N/M
                                                    ------     ------   -----
Total Noninterest Income                             577.2      503.5    14.6

Noninterest Expenses
     Salaries                                        270.1      250.9     7.7
     Pension and Other Employee Benefits              57.3       62.7    (8.7)
     Occupancy Expense                                47.7       45.1     5.7
     Equipment Expense                                41.3       36.6    12.9
     Other Operating Expenses                        150.5      135.4    11.2
                                                    ------     ------   -----
Total Noninterest Expenses                           566.9      530.7     6.8
                                                    ------     ------   -----

Income Before Income Taxes                           286.5      233.7    22.6
Provision for Income Taxes                            95.1       73.2    29.8
                                                    ------     ------   -----

NET INCOME                                          $191.4     $160.5    19.3%
                                                    ======     ======    ====

Earnings Per Common Share
     Primary                                         $3.27      $2.74    19.4%
     Fully Diluted                                    3.25       2.71    19.9

Return on Average Common Equity                      18.59%     17.37%
Average Common Equity                             $1,348.6   $1,186.1    13.7%
Return on Average Assets                              1.22%      1.12%

Common Dividends Declared per Share                  $0.93      $0.78    19.2%
Preferred Dividends (millions)                         3.7        6.4   (42.0)

Average Common Shares Outstanding (000s)
     Primary                                        57,401     56,250
     Fully Diluted                                  57,797     57,771


                                                                       Page 3
                           NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

                                                           SEPTEMBER 30
                                                 ------------------------------
                                                    1996       1995   % Change*
                                                 ------------------------------
Assets
   Money Market Assets                           $ 2,378.4  $ 1,875.5    26.8%
   Securities                                      5,827.8    5,855.4    (0.5)
   Loans and Leases                               10,909.2    9,808.3    11.2
                                                 ---------  ---------   -----
      Total Earning Assets                        19,115.4   17,539.2     9.0
   Reserve for Credit Losses                        (147.4)    (147.3)    0.1
   Other Nonearning Assets                         2,392.1    2,787.8   (14.2)
                                                 ---------  ---------   -----
      Total Assets                               $21,360.1  $20,179.7     5.8%
                                                 =========  =========   =====
Liabilities and Stockholders' Equity
   Total Interest-Bearing Deposits               $ 9,895.1  $ 8,404.6    17.7%
   Borrowed Funds                                  5,297.9    6,428.1   (17.6)
   Notes Payable (incl. Senior Notes)                637.0      458.1    39.1
                                                 ---------  ---------   -----
      Total Interest-Related Funds                15,830.0   15,290.8     3.5
   Demand & Other Noninterest-Bearing Deposits     3,543.5    2,952.4    20.0
   Other Liabilities                                 469.8      525.9   (10.7)
                                                 ---------  ---------   -----
      Total Liabilities                           19,843.3   18,769.1     5.7
   Common Equity                                   1,396.8    1,240.6    12.6
   Preferred Equity                                  120.0      170.0   (29.4)
                                                 ---------  ---------   -----
      Total Liabilities and Stockholders'
        Equity                                   $21,360.1  $20,179.7     5.8%
                                                 =========  =========   =====

AVERAGE BALANCE SHEET ($ IN MILLIONS)

                                                          THIRD QUARTER
                                                 ------------------------------
                                                    1996       1995   % Change*
                                                 ------------------------------
Assets
   Money Market Assets                           $ 2,082.6  $ 1,739.8    19.7%
   Securities                                      6,257.1    6,677.3    (6.3)
   Loans and Leases                               10,533.9    9,356.9    12.6
                                                 ---------  ---------   -----
      Total Earning Assets                        18,873.6   17,774.0     6.2
   Reserve for Credit Losses                        (147.4)    (146.6)    0.5
   Other Nonearning Assets                         2,264.1    2,503.7    (9.6)
                                                 ---------  ---------   -----
      Total Assets                               $20,990.3  $20,131.1     4.3%
                                                 =========  =========   =====
Liabilities and Stockholders' Equity
   Total Interest-Bearing Deposits               $10,160.0  $ 9,374.9     8.4%
   Borrowed Funds                                  5,317.0    5,317.2     N/M
   Notes Payable (incl. Senior Notes)                544.7      428.7    27.0
                                                 ---------  ---------   -----
      Total Interest-Related Funds                16,021.7   15,120.8     6.0
   Demand & Other Noninterest-Bearing Deposits     2,954.8    3,094.4    (4.5)
   Other Liabilities                                 523.3      520.5     0.5
                                                 ---------  ---------   -----
      Total Liabilities                           19,499.8   18,735.7     4.1
   Common Equity                                   1,370.5    1,225.4    11.8
   Preferred Equity                                  120.0      170.0   (29.4)
                                                 ---------  ---------   -----
      Total Liabilities and Stockholders'
        Equity                                   $20,990.3  $20,131.1     4.3%
                                                 =========  =========   =====


                                                                       Page 4
                           NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

Quarterly Trend Data ($ In Millions)                             1996                       1995
------------------------------------                           Quarters                   Quarters
                                                    ------------------------------    -------------------
                                                    Third       Second      First      Fourth      Third
                                                    ------------------------------    -------------------
Net Income Summary
------------------
  Trust Fees                                        $147.7      $148.7      $143.9     $133.6      $127.3
  Other Noninterest Income                            46.6        46.5        43.8       41.0        46.1
  Net Interest Income (Taxable Equivalent)           107.2       104.3       102.0      100.7        98.9
                                                    ------      ------      ------     ------      ------
    Total Revenue (Taxable Equivalent)               301.5       299.5       289.7      275.3       272.3
  Provision for Credit Losses                          2.5         4.0         5.0        1.0         2.0
  Noninterest Expenses                               191.3       191.6       184.0      178.5       175.5
                                                    ------      ------      ------     ------      ------
    Pretax Income (Taxable Equivalent)               107.7       103.9       100.7       95.8        94.8
  Taxable Equivalent Adjustment                        8.4         8.8         8.6        9.0         9.5
  Provision for Income Taxes                          32.8        31.7        30.6       27.3        27.2
                                                    ------      ------      ------     ------      ------
    Net Income                                       $66.5       $63.4       $61.5      $59.5       $58.1
                                                    ======      ======      ======     ======      ======
Per Common Share
----------------
  Net Income:  Primary                               $1.14       $1.08       $1.05      $1.01       $0.99
               Fully Diluted                          1.14        1.08        1.04       1.00        0.98
  Dividend Declared                                   0.31        0.31        0.31       0.31        0.26
  Book Value (EOP)                                   24.98       24.41       23.81      23.04       22.37
  Market Value (EOP)                                 65.75       57.75       54.00      56.00       46.00

Ratios
------
  Return on Average Common Equity                    18.93%      18.47%      18.35%     18.19%      18.11%
  Return on Average Assets                            1.26        1.21        1.19       1.16        1.14
  Net Interest Margin                                 2.26        2.22        2.21       2.22        2.21
  Productivity Ratio *                                 158%        156%        157%       154%        155%
  Risk--based Capital Ratios:
      Tier 1                                           8.4         8.4         9.1        8.8         8.9
      Total (Tier 1 + Tier 2)                         12.3        11.7        12.7       12.5        12.7
      Leverage                                         6.3         6.2         6.1        6.2         6.2

Trust Assets ($ in Billions) - EOP
----------------------------------
  Corporate                                         $641.9      $616.2      $567.1     $544.3      $519.0
  Personal                                            80.8        76.7        74.1       69.6        66.4
                                                    ------      ------      ------     ------      ------
    Total Trust Assets                              $722.7      $692.9      $641.2     $613.9      $585.4
                                                    ======      ======      ======     ======      ======
  Memo:  Managed Assets                              124.3       119.9       114.5      105.5        97.2

Asset Quality ($ in Millions) - EOP
-----------------------------------
  Nonaccrual Loans                                   $33.3       $38.9       $30.6      $31.9       $33.6
  Other Real Estate Owned (OREO)                       4.4         1.6         1.5        1.8         1.8
                                                    ------      ------      ------     ------      ------
    Total Nonperforming Assets                       $37.7       $40.5       $32.1      $33.7       $35.4
                                                    ======      ======      ======     ======      ======
    Nonperforming Assets/Loans & OREO                 0.35%       0.39%       0.32%      0.34%       0.36%

  Net Charge-offs                                     $2.5        $3.8       $ 4.9       $1.1        $1.8
  Net Charge-offs (Annualized) to Avg Loans           0.09%       0.15%       0.20%      0.05%       0.08%

  Reserve for Credit Losses                         $147.4      $147.4      $147.2     $147.1      $147.3
  Reserve to Nonaccrual Loans                          442%        379%        481%       461%        437%

  (*) The productivity ratio is defined as total revenue on a taxable equivalent basis before the provision for credit losses, divided by noninterest expenses.